Exhibit 4.1

DELUXE CORPORATION

To

WELLS FARGO BANK MINNESOTA, N.A.
as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 4, 2002

To

INDENTURE

Dated as of October 27, 1995

This FIRST SUPPLEMENTAL INDENTURE, dated as of the 4th day of December, 2002 (this “First Supplemental Indenture”), is made between Deluxe Corporation, a corporation duly organized and existing under the laws of the State of Minnesota (the “Company”), and Wells Fargo Bank Minnesota, N.A. (formerly, Norwest Bank Minnesota, National Association), a national banking association as trustee (the “Trustee”) under the Indenture dated as of October 27, 1995, between the Company and the Trustee (the “Indenture”).

WHEREAS, the Company previously executed and delivered the Indenture to the Trustee providing for the issuance of an unlimited aggregate principal amount of debt securities (the “Securities”);

WHEREAS, the Company would like to amend certain terms of the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

Article 1
Definitions

Section 1.1    General.    For all purposes of this First Supplemental Indenture, capitalized terms used herein without definition shall have the meanings specified in the Indenture.

Section 1.2    Additional Defined Term.    The terms defined in this Section, for all purposes of the Indenture, shall have the respective meanings specified in this Section.

“Consolidated Total Assets” means the total of all the assets appearing on the consolidated balance sheet of Deluxe and its subsidiaries, determined according to generally accepted accounting principles applicable to the type of business in which Deluxe and its subsidiaries are engaged, all as shown in the latest consolidated balance sheet of the Company contained in the Company’s then most recent annual report to shareholders or quarterly report filed with the Securities and Exchange Commission, as the case may be, prior to the event for which the determination is being made.

“Principal Property” means any manufacturing plant (consisting of real estate, buildings and fixtures) located within the United States of America (other than its territories or possessions) owned by the Company or any Subsidiary, which individually has a gross book value (without deduction of any depreciation reserves), on the date when the determination is being made, in excess of 2% of Consolidated Total Assets (as defined above). However, a “Principal Property” does not include any manufacturing plant (i) to the extent it is financed by obligations issued by a State or local governmental unit pursuant to Section 142(a)(5), 142(a)(6), 142(a)(8) or 144(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereof, or (ii) which is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

Article 2
Covenants

Section 2.1    Amendment of Restriction on Secured Debt.

(a)    Section 1007(a)(1) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(1) Liens existing on the date of the First Supplemental Indenture;”

(b)    Section 1007(a)(2) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(2) Liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the First Supplemental Indenture which are created or assumed contemporaneously with such acquisition, construction or improvement, or within 120 days before or after the completion thereof, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for Federal income tax purposes in connection therewith) incurred after the date of the First Supplemental Indenture;”

(c)    Section 1007(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(b) Notwithstanding the restrictions contained in subdivision (a) of this Section, the Company and its Restricted Subsidiaries, or any of them, may incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Securities of each series then Outstanding, provided that, at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all outstanding Debt secured by Liens which could not have been incurred, issued, assumed or guaranteed by the Company or a Restricted Subsidiary without equally and ratably securing the Securities of each series then Outstanding, except for the provisions of this subdivision (b), together with the aggregate amount of all Attributable Debt incurred pursuant to Section 1008(b), does not at such time exceed 10% of Consolidated Total Assets.”

Section 2.2    Amendment of Restriction on Sale and Leaseback Transactions.

(a)    Section 1008(a)(2) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(2) the Company, within 120 days after the sale or transfer shall have been made by the Company or by a Restricted Subsidiary, applies an amount equal to the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement to the retirement of Funded Debt of the Company; provided, that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (A) the principal amount of any Securities delivered within 120 days after such sale to the Trustee for retirement and cancellation, and (B) the principal amount of Funded Debt, other than Securities, voluntarily retired by the Company within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (a)(2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.”

(b)    Section 1008(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(b) Notwithstanding the restrictions contained in subdivision (a) of this Section, the Company and its Restricted Subsidiaries, or any of them, may enter into a Sale and Leaseback Transaction, provided, that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions existing at such time which could not have been entered into except for the provisions of this subdivision (b), together with the aggregate amount of all outstanding Debt incurred pursuant to Section 1007(b), does not at such time exceed 10% of Consolidated Total Assets.”

Article 3
Miscellaneous Provisions

Section 3.1    Ratification.    The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided and shall be read, taken and construed as one and the same instrument. The provisions of this First Supplemental Indenture shall supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

Section 3.2    Recitals Made by Company.    The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.3    Governing Law.    This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the body of law controlling conflicts of law, other than the New York General Obligations Law Section 5-1401.

Section 3.4    Counterparts.    This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on the date or dates indicated in the acknowledgments and as of the day and year first above written.

DELUXE CORPORATION

		By:	/s/ LAWRENCE J. MOSNER
		Name:	Lawrence J. Mosner
		Title:	Chairman and Chief Executive Officer

Attest:

By:	/s/ DOUGLAS J. TREFF
Name:	Douglas J. Treff
Title:	Senior Vice President, Chief Financial Officer

WELLS FARGO BANK MINNESOTA, N.A.

		By:	/s/ MICHAEL G. SLADE
		Name:	Michael G. Slade
		Title:	Corporate Trust Officer

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